Exhibit 3.870
H0498-1054

9 2122108801
APPROVED

By	/s/ (Illegible)

Date 12/21/92
Amount $75.00
ARTICLES OF INCORPORATION
OF
ROSS BROS. WASTE & RECYCLING CO.
     The undersigned, desiring to form a corporation for profit under the General Corporation Act of Ohio, does hereby certify:
     FIRST: The name of said corporation shall be Ross Bros. Waste & Recycling Co.
     SECOND: The place in the State of Ohio where its principal office is to be located in is the County of Knox and City of Mount Vernon.
     THIRD: The purpose for which it is formed is:
To engage in any lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Revised Code.
     FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is seven hundred fifty (750) shares without par value.
     FIFTH: The amount of capital with which the corporation will begin business is Five Hundred and 00/100 Dollars ($500.00).
     SIXTH: The Board of Directors is hereby authorized to fix and determine whether any, and if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and, without action by the shareholders, to use and apply such surplus, or any part thereof, at any time or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, note, script, warrants, obligations, evidences of indebtedness of the corporation or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.
     IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of December, 1992.

/s/ Ben Grandstaff
Ben Grandstaff, Incorporator